                                                                EXHIBIT 1(b)(23)

                                VALIC COMPANY II

                 AMENDED AND RESTATED CERTIFICATE OF DESIGNATION

The Undersigned, being the Secretary of VALIC Company II, a Delaware business trust (the "Trust"), pursuant to the authority conferred upon the Trustees of the Trust by Section 6.1 of the Trust's Agreement and Declaration of Trust ("Declaration"), and by the affirmative vote of a Majority of the Trustees does hereby establish and designate the Series to be re-named as shown below:

         Former Name:                                      New Name:
         ------------                                      ---------
North American - AG Aggressive Growth Lifestyle Fund       Aggressive Growth Lifestyle Fund
North American - AG Conservative Lifestyle Fund            Conservative Growth Lifestyle Fund
North American - AG Core Bond Fund                         Core Bond Fund
North American - AG High Yield Bond Fund                   High Yield Bond Fund
North American - AG Moderate Growth Lifestyle Fund         Moderate Growth Lifestyle Fund
North American - AG Money Market Fund                      Money Market II Fund
North American - AG Socially Responsible Fund              Socially Responsible Fund
North-American - AG Strategic Bond Fund                    Strategic Bond Fund
North American - Goldman Sachs Large Cap Growth Fund       Capital Appreciation Fund
North American - INVESCO MidCap Growth Fund                Mid Cap Growth Fund
North American - J.P. Morgan Small Cap Growth Fund         Small Cap Growth Fund
North American - Neuberger & Berman MidCap Value Fund      Mid Cap Value Fund
North American - State Street Large Cap Value Fund         Large Cap Value Fund
North American International Growth Fund                   International Growth II Fund
North American Small Cap Value Fund                        Small Cap Value Fund

Each of the Series shall have the following rights, preferences and characteristics:

1. Shares. The beneficial interest in the Fund shall be divided into Shares having a nominal or par value of $0.01 per Share, of which an unlimited number may be issued, which Shares shall represent interests only in the Fund. The Trustees shall have the authority from time to time to authorize separate Series of Shares for the Trust as they deem necessary or desirable.

2. Other Rights Governed by Declaration. All other rights, preferences, qualifications, limitations and restrictions with respect to Shares of any Series of the Trust or with respect to any Class of Shares set forth in the Declaration shall apply to Shares of the Fund unless otherwise specified in this Certificate of Designation, in which case this Certificate of Designation shall be govern.

3. Amendments etc. Subject to the provisions and limitations of Section 9.5 of the Declaration and applicable law, this certificate of Designation may be amended by an instrument signed in writing by a Majority of the Trustees (or by an Officer of the Trust pursuant to the vote of a majority of the Trustees) or when authorized to do so by the vote in accordance with the Declaration of the holders of a majority of all the Shares of the Fund outstanding and entitled to vote or, if such amendment affects the Shares of one or more but not all of the Classes of the Fund, the holders of a majority of all the Shares of the affected Classes outstanding and entitled to vote.

4. Incorporation of Defined Terms. All capitalized terms which are not defined herein shall have the same meaning as ascribed to those terms in the Declaration.

December 31, 2001


/s/
Nori L. Gabert
Vice President and Secretary